Ernst & Young LLP 2nd Floor 4236 Main Street Philadelphia, PA 19127	Tel: +1 610 667 2492 Fax: +1 267 331 8907 ey.com

November 5, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Exhibit 19 (a)(5) to Form N-CSR dated August 31, 2025 of The RBB Fund, Inc. and are in agreement with the statements contained in paragraphs 1, 3, 5, 7, 9 and 11 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Yours very truly,

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania

A member firm of Ernst & Young Global Limited